EXHIBIT F


                            Letterhead of Steven Carr


                                        September 14, 2001


Securities and Exchange Commission
450 Fifth Street, NW
Washington, DC  20549

     RE:  PROGRESS ENERGY, INC., ET AL.
          FORM U-1 APPLICATION/DECLARATION
          (FILE NO. 70-9909)

Dear Sirs:

     I refer to the Form U-1 Application/Declaration, as amended (the "Application") under the Public Utility Holding Company Act of 1935 (the "Act"), filed jointly with the Securities and Exchange Commission (the "Commission") by Progress Energy, Inc. ("Progress Energy"), a registered holding company, and its wholly-owned public utility subsidiaries, Carolina Power & Light Company ("CP&L"), North Carolina Natural Gas Corporation ("NCNG"), and Florida Power Corporation ("Florida Power") (collectively, the "Applicants"). I have acted as counsel for the Applicants in connection with the Application.

     As described in the Application, Applicants are requesting certain modifications to the terms of their current financing authorization, as contained in an order dated December 12, 2000 in File No. 70-9659 (the "Proposed Transactions"). Specifically, the Applicants are seeking authorization for (1) an increase from $3.8 billion to $5 billion in the aggregate amount of equity and long-term debt securities that Progress Energy may issue; (2) an increase in Progress Energy's authorized short-term debt limit from $1 billion to $2.5 billion; (3) an increase in Progress Energy's authorized overall debt limit from $5 billion to $6 billion; (4) an increase in NCNG's authorized short-term debt limit from $125 million to $400 million; and (5) a corresponding increase in the maximum amount of borrowings that NCNG may make under the Progress Energy System Utility Money Pool from $125 million to $400 million. In addition, subject to obtaining further approval from the North Carolina Utilities Commission as and when needed, NCNG is also seeking authorization to issue equity and long-term debt securities to Progress Energy.

     In connection with the opinions given herein, I have examined original, certified, or conformed copies of all such corporate records, agreements, instruments, and documents and have made such other investigations as I have deemed necessary or appropriate for the purpose of rendering this opinion. In my examination, I have assumed the genuineness of all signatures, the authenticity


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of all documents submitted to me as originals and the conformity to originals of all documents submitted to me as conformed copies.

     The opinions expressed below with respect to the Proposed Transactions are subject to the following assumptions and conditions:

     (a) The Proposed Transactions shall have been duly authorized and approved, to the extent required by the governing documents and applicable state laws, by the Boards of Directors of the Applicants.

     (b) The Commission shall have duly entered an appropriate order or orders with respect to the Proposed Transactions as described in the Application granting and permitting the Application to become effective under the Act and the rules and regulations thereunder and the Proposed Transactions are consummated in accordance with the Application and said order or orders.

     (c) Any registration statement required to be filed with respect to any securities to be issued shall have become effective pursuant to the Securities Act of 1933, as amended; no stop order shall have been entered with respect thereto; and the issuance of such securities shall have been consummated in compliance with or pursuant to an exemption under the Securities Act of 1933, as amended, and the rules and regulations thereunder.

     (d) The Applicants shall have obtained all consents, waivers and releases, if any, required for the Proposed Transactions under all applicable governing corporate documents, contracts, agreements, debt instruments, indentures, franchises, licenses and permits.

     (e) No act or event other than as described herein shall have occurred subsequent to the date hereof which would change the opinions expressed above.

     (f) The consummation of the Proposed Transactions shall be conducted under my supervision and all legal matters incident thereto shall be satisfactory to me, including the receipt in satisfactory form of opinions of other counsel qualified to practice in jurisdictions in which I am not admitted to practice, as I may deem appropriate.

     Based on the foregoing, and subject to the assumptions and conditions set forth herein, and having regard to legal considerations which I deem relevant, I am of the opinion that, in the event the Proposed Transactions are consummated in accordance with the Application.

     1. All state laws applicable to the Proposed Transactions will have been complied with;

     2. Progress Energy, CP&L, NCNG and Florida Power are validly organized and duly existing under the laws of their respective states of incorporation;


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     3.  Any securities to be issued in connection with the Proposed
Transactions will be validly issued, fully paid and nonassessable, and the holders thereof will be entitled to the rights and privileges appertaining thereto set forth in the applicable certificates of incorporation which define such rights and privileges;

     4. The various debt instruments and guarantees to be issued as part of the Proposed Transactions will be valid and binding obligations of the issuing company in accordance with the terms of such instruments and guarantees; and

     5. The consummation of the Proposed Transactions will not violate the legal rights of the holders of any securities issued by Progress Energy or any Subsidiary.

     I hereby consent to the use of this opinion in connection with the Application.

                                        Sincerely,



                                        /s/ Steven Carr
                                        Associate General Counsel